Exhibit 16.1

July 31, 2014

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 205497561

Re: Bioshaft Water Technology, Inc.

We have read the statements included in the 8-K dated July 31, 2014 of Bioshaft Water Technology, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC